Exhibit 23.2





                                    Consent of Independent Accountants


The Board of Directors,
InterDent, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-59330, 333-78511, 333-78509, 333-75491) on Form S-8 of InterDent, Inc., of
our report dated April 6, 2001, except as to Notes 15 and 16, which are as of April 17, 2001, relating to the consolidated balance sheet of InterDent, Inc., as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of InterDent, Inc

                                  /s/ KPMG LLP

Orange County, California
March 28, 2002